Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES FOR MAY 2004

MATTHEWS, NC, June 3, 2004 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,276 stores in 43 states, reported sales for the four week period ended May 29, 2004, of approximately $411.5 million, or 13.0% above sales of $364.1 million for the similar period in the prior fiscal year.  Sales in existing stores for the four week period ended May 29, 2004, increased approximately 3.5% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 4.6% in sales of hardlines and a decrease of approximately 0.1% in sales of softlines.  Sales of apparel and other seasonal merchandise were favorably impacted by warmer weather.  In the softlines area, increased sales of apparel were offset by below plan sales of domestics.

For the thirteen week period ended May 29, 2004, sales were approximately $1,310.2 million, or 11.3% above sales of $1,176.9 million for the similar period in the prior fiscal year.  Sales in existing stores for the thirteen week period ended May 29, 2004, increased approximately 1.9% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 3.4% in sales of hardlines and a decrease of approximately 3.4% in sales of softlines.

For the thirty-nine week period ended May 29, 2004, sales were approximately $3,957.6 million, or 11.7% above sales of $3,541.7 million for the similar period in the prior fiscal year.  Sales in existing stores for comparable thirty-nine week periods increased approximately 2.2%, including an increase of approximately 3.2% in sales of hardlines and a decrease of approximately 1.2% in sales of softlines.

Release/June 3, 2004

As previously announced, the Company’s plan is for sales in existing stores in the thirteen weeks ending August 28, 2004, to increase in the 2% to 4% range.  Sales increases in each of the June, July and August reporting periods are planned to be in that range.

Family Dollar will host a conference call on Thursday, June 24, 2004, at 10:00 A.M. ET to discuss the financial results for the third quarter ended May 29, 2004.  If you wish to listen, please dial 1-888-791-5525 for domestic USA calls and 1-773-756-4619 for international calls at least 10 minutes before the call is scheduled to begin.  The passcode for the call is “FAMILY DOLLAR.”

A replay of the call will be available from 12:00 Noon ET, June 24, 2004, through June 25, 2004, by dialing 1-800-216-3057 for domestic USA calls and 1-402-220-3763 for international calls.

There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.asp or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, June 24, 2004.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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6/3/04